AMENDMENT TO FUND ACCOUNTING AND ADMINISTRATION AGREEMENT
This AMENDMENT (this “Amendment”) is made and entered into, as of this 27th day of August, 2020, by and between MUFG Investor Services (US), LLC (“MUIS”) and Transparent Value Trust (the “Trust”).
WHEREAS, Rydex Fund Services, LLC (“RFS”) and the Trust entered into that certain Fund Accounting and Administration Agreement, dated as of May 9, 2016 (as the same may have been amended through the date hereof, the “Existing Agreement”), pursuant to which RFS agreed to provide certain services for each series of the Trust as now in existence and listed on Schedule A of the Existing Agreement or as hereafter may from time to time be created and added to Schedule A (individually referred to herein as the “Fund” and collectively as the “Funds”);
WHEREAS, Mitsubishi UFJ Trust and Banking Corporation acquired RFS on October 4, 2016 and RFS was renamed “MUIS”;
WHEREAS, MUIS agreed to continue providing the services to each Fund as set forth in, and subject to the terms of, the Existing Agreement; and
WHEREAS, the parties desire to amend the Existing Agreement effective as of 12:01 a.m., Eastern Time, on January 1, 2020 (the “Effective Time”), as and to the extent set forth in this Amendment (the Existing Agreement, as amended by this Amendment and any other amendments following the Effective Time, the “Agreement”);
NOW THEREFORE, in consideration of the premises and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.Superseding Terms. Except as specifically set forth in this Amendment, as of the Effective Time, (a) the terms of this Amendment shall supersede any contrary terms of the Existing Agreement and (b) in the event of any inconsistency between this Amendment and the terms of the Existing Agreement, this Amendment shall control. Except as otherwise specifically set forth in this Amendment, the Existing Agreement shall remain in full force and effect in accordance with its terms.
2.Term. As of the Effective Time, the Agreement shall be amended such that, subject to the termination provisions in the Existing Agreement, the term of the Agreement shall continue in effect until the last business day prior to the date that is three (3) years from the Effective Time or its earlier termination in accordance with the terms of the Agreement. Thereafter, the term of the Agreement may be continued for a single two (2) year term and then successive one (1) year terms unless either party provides written notice of non-renewal to the other party at least 90 days prior to the date at which such automatic extension would otherwise occur.

3.Fees and Out-of-Pocket Expenses. As of the Effective Time, Schedule B of the Existing Agreement has been, and is hereby, deleted in its entirety and replaced with the attached Schedule B and the fees set forth therein for the services provided by MUIS and the out-of-pocket expenses set forth therein.
4.Execution. This Amendment may be executed in counterparts, which together shall constitute one and the same agreement.
[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date and year first set forth above.
MUFG INVESTOR SERVICES (US), LLC
By: /s/ Shinya Matsuzaki
Name: Mr. Shinya Matsuzaki
Title: Managing Director
TRANSPARENT VALUE TRUST
By: /s/ Brian Binder
Name: Brian Binder
Title: Chief Executive Officer and President

SCHEDULE B
TO THE FUND ACCOUNTING AND ADMINISTRATION AGREEMENT
BETWEEN MUFG INVESTOR SERVICES (US), LLC
AND TRANSPARENT VALUE TRUST

Date: Effective January 1, 2020

The Trust agrees to pay MUIS the following fees:

1.Accounting and Administration Fees:

Fee payable monthly in arrears based on the combined average daily net asset values during the month of the series of Guggenheim Funds Trust (except for Guggenheim Ultra-Short Duration Fund), Guggenheim Variable Funds Trust and Transparent Value Trust according to the following annualized fee schedule (applied based on the total amount of net assets at the end of each month):
0.08% (8 basis points) on first $20 billion of combined net assets;
0.06% (6 basis points) on next $10 billion of combined net assets;
0.05% (5 basis points) for combined net assets over $30 billion; or
$25,000 per Fund per year, whichever is greater.

2.Out of Pocket Expenses:
MUIS is entitled to reasonable out-of-pocket expenses (for which no mark-up for MUIS overhead expenses shall be included) in providing fund accounting services hereunder, as set forth below (or as may be mutually agreed to by the parties from time to time):
1.Fees of third-party pricing services as instructed by the Trust or its officers.
The fees described herein shall be calculated daily and payable monthly. If this Agreement is in effect for only a portion of a month, the fee shall be prorated for such month.